Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
Atlantic Station 201 17th Street, NW | Suite 1700 Atlanta, GA 30363 T 404.322.6000 F 404.322.6050 nelsonmullins.com

May 20, 2022

United Community Banks, Inc.
2 West Washington Street, Suite 700
Greenville, South Carolina 29601

RE: Registration Statement on Form S-8 in connection with the 2022 Omnibus Equity Plan of United Community Banks, Inc.

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company’s 2022 Omnibus Equity Plan (the “Plan”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Registration Statement relates to 3,000,000 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share, for issuance under the Plan.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, resolutions, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion letter, including the Plan, the Company’s 2021 Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, and the record of the proceedings of the directors and shareholders of the Company. This opinion letter is based, as to matters of law, solely on the Georgia Business Corporation Code. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and, when applicable, paid for in accordance with the Plan, be legally issued, fully paid and non-assessable.

This opinion letter is being rendered to be effective as of the effective date of the Registration Statement, and we disclaim any obligation to update, revise or supplement this opinion letter (a) if the present Georgia Business Corporation Code is changed by legislative action, judicial decision or otherwise, (b) if there are factual developments that might affect any matters or opinions set forth herein or (c) for any other reason.

We do not find it necessary for the purposes of this opinion letter, and accordingly we do not purport to address herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is furnished to you in connection with the filing of the Registration Statement with the SEC and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K promulgated by the SEC. We hereby consent to the filing of this opinion letter as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

NELSON MULLINS RILEY & SCARBOROUGH LLP